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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Modtech Holdings, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-79023 and No. 333-81169) on Form S-8 of Modtech Holdings, Inc. of our report dated February 28, 2002, relating to the consolidated balance sheets of Modtech Holdings, Inc. and subsidiaries as of December 31, 2000, and 2001, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, which report appears in the December 31, 2001, annual report on Form 10-K of Modtech Holdings, Inc.

                                                  /s/ KPMG LLP

Orange County, California
March 29, 2002